EXHIBIT 23


                 Consent of Independent Auditors



The Board of Directors
Community Financial Holding Corporation:

We consent to incorporation by reference in the Form S-8 Registration Statements (No. 333-08643 and No. 333-11223) of Community Financial Holding Corporation of our report dated February 12, 1998, relating to the consolidated balance sheets of Community Financial Holding Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Community Financial Holding Corporation.



/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 30, 1998